Exhibit 10.37

U.S. GEOTHERMAL INC.
____________

Consolidated Financial Statements
March 31, 2009

Certified Public Accountants & Business Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of U.S. Geothermal Inc.

We have audited the accompanying consolidated balance sheets of U.S. Geothermal Inc. as of March 31, 2009 and 2008, and the related statements of operations and comprehensive loss, changes in stockholders' equity and cash flows for the years ended March 31, 2009, 2008 and 2007. We also have audited U.S. Geothermal Inc.'s internal control over financial reporting as of March 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). U.S. Geothermal Inc.'s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Geothermal Inc. as of March 31, 2009 and 2008 and the results of its operations and its cash flows for the years ended March 31, 2009, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, U.S. Geothermal Inc. maintained, in all material respects, effective internal control over financial reporting as of March 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington June 10, 2009

U.S. GEOTHERMAL INC. CONSOLIDATED BALANCE SHEETS (Stated in U.S. Dollars)

	March 31,	March 31,
	2009	2008

ASSETS

Current:
Cash and cash equivalents	$3,452,091	$4,877,252
Restricted cash (note 4)	485,000	285,000
Receivable from subsidiary	271,475	205,033
Accounts receivable, trade	114,424	-
Other current assets	135,805	85,466
Total current assets	4,458,795	5,452,751
Deposit on property acquisition (note 3)	-	11,310,686
Investment in equity securities	150,169	-
Investment in subsidiary (note 2)	17,588,888	16,745,481
Property, plant and equipment, net of accumulated depreciation (note 5)	13,156,700	3,808,786
Intangible assets, net of accumulated amortization (note 6)	16,184,146	3,049,229
Total assets	$51,538,698	$40,366,933

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$449,559	$485,783
Related party accounts payable	2,491	9,218
Current portion of capital lease obligation	10,998	-
Total current liabilities	463,048	495,001
Long-term Liabilities:
Capital lease obligation, less current portion	38,945	-
Stock compensation payable	1,933,255	1,975,672
Total liabilities	2,435,248	2,470,673

Commitments and Contingencies	-	-

MINORITY INTEREST (note 14)	678,232	-
STOCKHOLDERS’ EQUITY
Capital stock:
Authorized:
250,000,000 common shares with a $0.001 par value
Issued and outstanding:
55,339,253 shares at March 31, 2008 and 62,033,882 shares at March 31, 2009	62,034	55,339
Additional paid-in capital	64,694,849	48,532,730
Accumulated other comprehensive income	95,891	-
Accumulated deficit	(16,427,556)	(10,691,809)
Total stockholders’ equity	48,425,218	37,896,260
Total liabilities and stockholders’ equity	$51,538,698	$40,366,933

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Stated in U.S. Dollars)

	Years Ended March 31,
	2009	2008	2007
Operating Revenues:
San Emidio plant energy sales	$1,416,852	$-	$-
San Emidio plant energy credit sales	32,437	-	-
Land, water, and mineral rights lease	97,098	121,742	90,206
Management fees	250,000	62,500	-
Total operating revenues	1,796,387	184,242	90,206
Operating Expenses:
Loss from investment in subsidiary	8,178	228,234	102,336
Consulting fees	121,599	112,269	67,913
Corporate administration and development	753,045	580,035	215,914
Professional and management fees	997,452	845,908	708,524
Salaries and wages	1,180,647	617,323	506,354
Stock based compensation	1,614,789	1,903,635	1,129,072
Travel and promotion	511,568	440,196	408,056
San Emidio plant operations	2,265,277	-	-
Land lease and reservation fees	216,491	69,505	-
Total operating expenses	7,669,046	4,797,105	3,138,169
Loss from Operations	(5,872,659)	(4,612,863)	(3,047,963)

Other Income (Loss):
Foreign exchange gain (loss)	(41,507)	116,547	411,341
Other income (loss)	880	-	-
Interest income	158,771	947,130	693,738
Total other income	118,144	1,063,677	1,105,079
Net Loss Prior to the Allocation of Minority Interest	(5,754,515)	(3,549,186)	(1,942,884)
Minority interest in Gerlach Geothermal, LLC	18,768	-	-
Net Loss	(5,735,747)	(3,549,186)	(1,942,884)
Other Comprehensive Income:
Unrealized gain on investment in equity securities	95,891	-	-
Comprehensive Loss	$(5,639,856)	$(3,549,186)	$(1,942,884)

Basic and Diluted Net Loss per Share	$(0.09)	$(0.06)	$(0.04)

Weighted Average Number of Shares Outstanding for Basic and Diluted Calculations	62,020,474	52,407,704	43,640,303

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Stated in U.S. Dollars)

	For the Years Ended March 31,
	2009	2008	2007

Operating Activities:
Net loss	$(5,735,747)	$(3,549,186)	$(1,942,884)
Add non-cash items:
Depreciation and amortization	865,057	56,769	16,511
Loss of operations of subsidiary	8,178	228,234	133,304
Gain on disposal of equipment	-	(2,154)	-
Minority interest	(18,768)	-	-
Unrealized foreign exchange loss	34,237	-	-
Shares issued for other than cash	-	-	65,384
Stock based compensation	1,614,789	1,903,635	1,129,072
Change in non-cash working capital items:
Accounts receivable	(180,866)	(50,756)	(154,277)
Accounts payable and accrued liabilities	102,707	210,790	(160,166)
Prepaid expenses and other assets	(50,339)	(57,760)	(16,277)
Total cash used by operating activities	(3,360,752)	(1,260,428)	(929,333)

Investing Activities:
Purchases of property, equipment and intangible assets	(21,960,096)	(3,961,024)	(2,456,782)
Cash released from (restricted by) external restrictions	(200,000)	5,078,400	(5,363,400)
Cash released from escrow for property acquisition	11,310,686	(11,310,686)	-
Investment in subsidiaries and equity securities	(851,585)	(10,743,305)	(9,917,100)
Proceeds from equipment disposal	-	14,529	-
Investment in subsidiaries and equity securities	(88,515)	-	4,917,100
Total cash used by investing activities	(11,789,510)	(20,922,086)	(12,820,182)

Financing Activities:
Principal payments on capital lease obligation	(3,507)	-	-
Issuance of share capital, net of share issue cost	13,728,608	20,300,605	20,325,177
Total cash provided by financing activities	13,725,101	20,300,605	20,325,177

Increase (Decrease) in Cash and Cash Equivalents	(1,425,161)	(1,881,909)	6,575,662

Cash and Cash Equivalents, Beginning of Period	4,877,252	6,759,161	196,499

Cash and Cash Equivalents, End of Period	$3,452,091	$4,877,252	$6,759,161

Supplemental Disclosure:
Non-cash investing and financing activities:
Amendment to geothermal lease with common stock	$783,000	$-	$-
Transfer of property and equipment to subsidiary	-	-	1,363,714
Shares issued with employment agreements	-	-	65,384
Purchase of equipment with capital lease obligation	53,450	-	-
Contribution of geothermal rights by minority interest	697,000	-	-
Purchase of property and equipment on account	145,658	1,172,251	(1,335,714)

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC. CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY For the Year Ended March 31, 2007 (Stated in U.S. Dollars)

	NUMBER		ADDITIONAL	CAPITAL	STOCK
	OF	COMMON	PAID-IN	STOCK	PURCHASE	ACCUMULATED
	SHARES	SHARES	CAPITAL	ISSUABLE	WARRANTS	DEFICIT	TOTAL
Balance at April 1, 2006	18,263,844	$18,264	$4,954,690	$20,134,260	$-	$(5,199,743)	$19,907,471
Stock issued as result of employment agreements	49,168	49	65,331	-	-	4	65,384
Stock options granted	-	-	978,772	-	-	-	978,772
Shares issued for stock options and warrants exercised	497,500	498	487,595	-	(137,806)	-	350,287
Capital stock issued as result of a private placement closed April 3, 2006, net of issuance costs	25,000,000	25,000	20,109,260	(20,134,260)	-	-	-
Stock purchase warrants expired	-	-	1,186,232	-	(1,186,232)	-	-
Stock compensation liability	-	-	(2,000,048)	-	1,324,038	-	(676,010)
Net loss for the period	-	-	-	-	-	(1,942,884)	(1,942,884)
Balance at March 31, 2007	43,810,512	$43,811	$25,781,832	$-	$-	$(7,142,623)	$18,683,020

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC. CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY For the Years Ended March 31, 2008 and 2009 (Stated in U.S. Dollars)

	NUMBER		ADDITIONAL		ACCUMULATED
	OF	COMMON	PAID-IN	ACCUMULATED	COMPREHENSIVE
	SHARES	SHARES	CAPITAL	DEFICIT	INCOME	TOTAL
Balance at April 1, 2007	43,810,512	$43,811	$25,781,832	$(7,142,623)	$-	$18,683,020

Capital stock issued as result of a private placement closed June 5, 2007, net of issuance costs	9,090,900	9,091	17,757,681	-	-	17,766,772
Shares issued for stock options and warrants exercised	2,437,841	2,437	4,255,203	-	-	4,257,640
Stock compensation liability	-	-	738,014	-	-	738,014
Net loss for the year	-	-	-	(3,549,186)	-	(3,549,186)
Balance, March 31, 2008	55,339,253	55,339	48,532,730	(10,691,809)	-	37,896,260
Capital stock issued as result of a private placement closed April 28, 2008, net of issuance costs	6,382,500	6,383	13,711,784	-	-	13,718,167
Capital stock issued for amendment to royalty agreement with the Kosmos Company	290,000	290	782,710	-	-	783,000
Shares issued for stock options and warrants exercised	22,134	22	10,418	-	-	10,440
Adjustment to entitlement shares from Consolidated Mango and US Cobalt stock consolidations	(5)	-	-	-	-	-
Stock compensation liability	-	-	1,657,207	-	-	1,657,207
Unrealized gain on investment	-	-	-	-	95,891	95,891
Net loss for the year	-	-	-	(5,735,747)	-	(5,735,747)

Balance at March 31, 2009	62,033,882	$62,034	$64,694,849	$(16,427,556)	$95,891	$48,425,218

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS March 31, 2009
(Stated in U.S. Dollars)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

When U.S. Cobalt Inc. (“GTH” or the “Company”) completed a reverse take-over on December 19, 2003, the former stockholders of U.S. Geothermal Inc. (“GEO – Idaho”) a company incorporated on February 26, 2002 in the State of Idaho, U.S.A. acquired control of GTH. In connection with the transaction, U.S. Cobalt Inc. changed its name to U.S. Geothermal Inc. and consolidated its common stock on a one new to five old basis. All references to common shares in these financial statements have been restated to reflect the rollback of common stock.

The Company was created to acquire property, construct power plants, and manage the operations of those plants that utilize geothermal resources to produce energy. The Company’s operations have been, primarily, focused in the Western United States of America.

All references to “dollars” or “$” are to United States dollars and all references to $ CDN are to Canadian dollars.

Basis of Presentation

The Company consolidates subsidiaries that it controls (more-than-50% owned) and entities over which control is achieved through means other than voting rights. These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The accounts of the following companies are consolidated in these financial statements:

i)	U.S. Geothermal Inc. (incorporated in the State of Delaware);

ii)	U.S. Geothermal Inc. (incorporated in the State of Idaho);

iii)	Gerlach Geothermal LLC (organized in the State of Delaware);

iv)	U.S. Geothermal Services, LLC (organized in the State of Delaware);

v)	USG Nevada LLC (organized in the State of Delaware);

vi)	USG Gerlach LLC (organized in the State of Delaware); and

vii)	U.S. Geothermal Guatemala, S.A.

All intercompany transactions are eliminated upon consolidation.

Raft River Energy I LLC, previously a 100% owned subsidiary, was consolidated through July 2006, after which the entity is recorded under the equity method. See Consolidation of Variable Interest Entities in Note 2 for further discussion.

In cases where the Company owns a majority interest in an entity but does not own 100% of the interest in the entity it recognizes a minority interest. The Company will recognize 100% of the assets and liabilities of the entity, and disclose the minority’s interest. The statements of operations will consolidate the subsidiary’s full operations, and will separately disclose the elimination of the minority’s allocation of profits and losses.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are summarized accounting policies considered to be significant by the Company’s management:

Accounting Method

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been consistently applied in the preparation of the consolidated financial statements.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the consolidated financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company’s consolidated financial position and consolidated results of operations.

Cash and Cash Equivalents

The Company considers all unrestricted cash, short-term deposits, and other investments with original maturities of no more than ninety days when acquired to be cash and cash equivalents for the purposes of the statement of cash flows. Discussion regarding restricted cash is included in Note 4. All investments held by the Company are highly liquid and available on demand.

Trade Accounts Receivable Allowance for Doubtful Accounts

Management estimates the amount of trade accounts receivable that may not be collectible and records an allowance for doubtful accounts, accordingly. The allowance is an estimate based upon aging of receivable balances, historical collection experience, and the periodic credit evaluations of our customers’ financial condition. Receivable balances are written off when we determine that the balance is uncollectible. As of March 31, 2009, there were no balances that were over 90 days past due and no balance in allowance for doubtful accounts was recognized.

Concentration of Credit Risk

The Company’s cash and cash equivalents, including restricted cash, consisted of commercial bank deposits, money market accounts, and petty cash. Cash deposits are held in a commercial bank in Boise, Idaho. The accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per legal entity (after December 31, 2009, deposits will be insured up to $100,000 per account). At March 31, 2009, the Company held deposits of $19,620 that were not subject to FDIC insurance. The money market funds totaled $3,464,906, and are not subject to deposit insurance.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Marketable Securities

We determine the appropriate classification of marketable securities at the time of purchase and reevaluate this designation as of each balance sheet date. We classify these securities as either held-to-maturity, trading, or available-for-sale in accordance with Statement of Financial Accounting Standards No. 115 (“SFAS No. 115”), “Accounting for Certain Investments in Debt and Equity Securities.” As of March 31, 2009, all marketable securities and restricted investments were classified as available-for-sale securities. The Company classifies its investments as “available for sale” because it expects to possibly sell some securities prior to maturity. The Company's investments are subject to market risk, primarily interest rate and credit risk. The fair value of investments is determined using observable or quoted market prices for those securities.

Available-for-sale securities are carried at fair value, with unrealized gains and losses included as a component of accumulated other comprehensive income (loss). Realized gains and losses, declines in value judged to be other than temporary and interest on available-for-sale securities are included in net income. The cost of securities sold is based on the specific identification method.

Consolidation of Variable Interest Entities

The Company has a significant interest in Raft River Energy I, LLC (“RREI”), which has been determined to be a variable interest entity as defined by FASB Interpretation No. 46(R) (“FIN 46(R)”). RREI’s purpose is to hold the financial interests of the first phase of the Raft River project for the construction of a geothermal power plant.

RREI resulted from an August 9, 2006 agreement between the Company and Raft River Holdings, LLC, a subsidiary of the Goldman Sachs Group, for construction financing of Phase I of the Raft River project. To accommodate the construction financing, the Company sold 50% of its ownership in Raft River Energy to Raft River Holdings, LLC. As a result of the agreements, the Company was required to contribute cash and property sufficient to complete a 10 megawatt power plant, and Raft River Holdings was required to contribute $34,170,100.

As of March 31, 2009, the Company has contributed $17,953,640 in cash and property to the project, while Raft River Holdings, LLC has contributed $34,170,100. As a result, Raft River Holdings, LLC has been designated the primary beneficiary.

For periods prior to August 2006, the Company was the 100% owner of RREI and consolidated the loss. For the period August 2006 to September 2008, U.S. Geothermal Inc. recorded RREI under the equity method of accounting for investments in subsidiaries based on the monthly capital contribution ratio, which averaged 34.46% for the year ended March 31, 2009.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Consolidation of Variable Interest Entities (Continued)

RREI’s latest audited financial information is summarized as follows:

	As of November	As of November
	28, 2008	30, 2007

Total current assets	$1,994,238	$234,382
Property and equipment	50,016,779	50,055,675
	$52,011,017	$50,290,057

Total liabilities	$1,434,413	$4,252,786
Total members’ equity	50,576,604	46,037,271
	$52,011,017	$50,290,057

	Fiscal Year	Fiscal Year
	Ended	Ended
	November 28,	November 30,
	2008	2007

Operating revenues	$4,880,303	$96,743
Operating loss	(380,958)	(929,615)
Net loss	(448,593)	(834,234)

U.S. Geothermal Inc., portion of net loss	$(156,060)	$(161,092)

RREI began commercial operations on January 3, 2008. Due to start up issues, RREI experienced an operating loss for the fiscal year ended November 28, 2008. RREI reported net income of $412,169 for the last six months ended March 27, 2009.

Property, Plant and Equipment

Property, plant and equipment are recorded at historical cost. Depreciation is calculated on a straight-line basis over the estimated useful life of the asset. Where appropriate, terms of property rights and revenue contracts can influence the determination of estimated useful lives.

The Company expenses all costs related to the development of geothermal reserves prior to the establishment of proven and probable reserves. Once a resource is considered to be proven, then costs of acquisition and development are capitalized on an area-of-interest basis. If an area of interest is subsequently abandoned, those costs are charged to income in the year of abandonment.

Impairment of Long-Lived Assets

The Company evaluates its long-term assets annually for impairment or when circumstances or events occur that may impact the fair value of the assets. The fair value of geothermal property is primarily evaluated based upon the present value of expected revenues directly associated with those assets. An impairment loss would be recognized if the carrying amount of a capitalized asset is not recoverable and exceeds its fair value. Management believes that there have not been any circumstances that have warranted the recognition of losses due to the impairment of long-lived assets as of March 31, 2009.

Stock Options Granted to Employees and Non-employees

For stock-based compensation, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which requires the measurement of the value of employee services received in exchange for an award of an equity instrument based on the grant-date fair value of the award. For employees, directors and officers, the fair value of the awards are expensed over the vesting period. The current vesting period for all options is eighteen months.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Options Granted to Employees and Non-employees (Continued)

For non-employee stock-based compensation, the Company adopted EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF Issue No. 00-18, “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees.” Non-employee stock options have been granted, at the Board of Director’s discretion, to select vendors as a bonus for exceptional performance. Prior to issuance of the awards, the Company was not under any obligation to issue the stock options. Subsequent to the award, the recipient was not obligated to perform any services. Therefore, the fair value of these options was expensed on the grant date, which was also the measurement date.

The Company accounts for stock-based compensation in accordance with SFAS 123(R). Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. Determining the fair value of share-based awards at the grant date requires judgment. In addition, judgment is also required in estimating the amount of share-based awards that are expected to be forfeited. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted.

Earnings Per Share

The Company has adopted Statement of Financial Accounting Standard No. 128 “Earnings per Share” (“SFAS 128”), which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Although there were common stock equivalents outstanding at March 31, 2009 and 2008, they were not included in the calculation of earnings per share because their inclusion would have been considered anti-dilutive.

Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, trade account and other receivables, refundable tax credits, and accounts payable and accrued liabilities. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

Refundable tax credit is comprised of Goods and Services Tax (“GST”) which is refundable from the Government of Canada and is included in other current assets.

The Company’s functional currency is the U.S. dollar. Monetary items are converted into U.S. dollars at the rate prevailing at the balance sheet date. Resulting gains and losses are generally included in determining net income for the period in which exchange rates change.

Foreign Operations

The accompanying balance sheet contains certain recorded Company assets (principally cash) in a foreign country (Canada). Although Canada is considered economically stable, it is always possible that unanticipated events in Canada could disrupt the Company’s operations.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS 109 to allow recognition of such an asset.

At March 31, 2009, the Company had net deferred tax assets calculated at an expected rate of 34% of approximately $3,774,000 (March 31, 2008 - $2,354,160) principally arising from net operating loss carry forwards and stock compensation. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset was recorded at March 31, 2009.

The significant components of the deferred tax asset at March 31, 2009 and 2008 were as follows:

	March 31,	March 31,
	2009	2008
Estimated net operating loss carry forward	$11,100,000	$6,924,000

Deferred tax asset	$3,774,000	$2,354,160
Deferred tax asset valuation allowance	(3,774,000)	(2,354,160)
Net deferred tax asset	$-	$-

At March 31, 2009, the Company has net operating loss carry forwards of approximately $11,100,000 ($6,924,000 in March 31, 2008), which expire in the years 2023 through 2027. The change in the allowance account from March 31, 2008 to March 31, 2009 was $1,419,840.

Although we believe that our estimates are reasonable, no assurance can be given that the final tax outcome of these matters will not be different than that which is reflected in our tax provisions. Ultimately, the actual tax benefits to be realized will be based upon future taxable earnings levels, which are very difficult to predict.

Accounting for Income Tax Uncertainties and Related Matters

We may be assessed penalties and interest related to the underpayment of income taxes. Such assessments would be treated as a provision of income tax expense on our financial statements. For the year ended March 31, 2009, no income tax expense has been realized as a result of our operations and no income tax penalties and interest have been accrued related to uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdiction and in the State of Idaho. The Company will be required to file state income tax returns in the State of Oregon in future years. These filings are subject to a three year statute of limitations. Our evaluation of income tax positions included the fiscal years ended March 31, 2009, 2008, 2007 and 2006 which could be subject to agency examinations as of March 31, 2009. No filings are currently under examination. No adjustments have been made to reduce our estimated income tax benefit at fiscal year end. Any valuations relating to these income tax provisions will comply with the principles defined in Financial Accounting Standards No. 157, Fair Value Measurements.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue

Revenue Recognition

The energy sales revenue is recognized when the power is produced and delivered to the customer under the terms defined in the Power Purchase Agreements (“PPA”). Management fee income is recognized when the services have been provided. Royalties and Lease revenues are recognized as the resource has been utilized and other contractual obligations have been met. Revenues from energy credits sales are recognized when the Company has met the terms of certain energy sales agreements with a financially capable buyer and has met the applicable governing regulations.

Revenue Source

All of the Company’s direct and indirect operating revenues originate from energy production from its interests in geothermal power plants located in the states of Idaho and Nevada. All of the management fees and royalty revenues are earned from its subsidiary located in South Eastern Idaho. All of the power sales are earned from a power plant located in North Western Nevada.

Reclassifications

Certain amounts reported in operating revenues in the fiscal year ended March 31, 2007, were reclassified from other revenues to conform with the current presentation. These reclassifications have resulted in no changes to the Company’s accumulated deficit and net losses presented.

Recent Accounting Pronouncements

Hierarchy of Generally Accepted Accounting Principles

During May 2008, the FASB issued Financial Accounting Standards No. 162, The Hierarchy of Generally Accepted Accounting Principles No. 162 (“SFAS 162”). SFAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles for nongovernmental entities. The Company does not expect the adoption of this standard to have a direct material impact on its consolidated financial position or consolidated results of operations.

Guaranteed Insurance Contracts

In May 2008, the FASB issued SFAS 163, Accounting for Financial Guarantee Insurance Contracts - an interpretation of FASB Statement No. 60 (“SFAS 163”). SFAS 163 is generally effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company does not expect that SFAS 163 will have an impact on its financial position or results of operations.

Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock

During June 2008, the FASB issued EITF Issue No. 07-5, “Determining Whether and Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock.” EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies on the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. The Company has not yet determined whether this update will have a material impact on its financial statements.

NOTE 3 – ESCROW DEPOSIT ON ACQUISITION

On April 1, 2008, the Company transferred $11,310,686 to the seller from an escrow account related to the acquisition of the geothermal assets located in North Western Nevada.

NOTE 4 – RESTRICTED CASH

The Company maintains cash balances that are restricted under Letter of Credit covenants for State and Federal well bonding requirements. These bonds renew on an annual basis. Restricted cash balances and explanations of the nature of the restrictions are summarized as follows:

	March 31,
State Agency	2009	2008

Idaho Department of Water Resources, Geothermal Well Bond	$260,000	$260,000
State of Nevada Division of Minerals, Statewide Drilling Bond	50,000	-
Bureau of Land Management, Geothermal Lease Bonds	150,000	-
Oregon Department of Geology and Mineral Industries, Mineral Land and Reclamation Program	25,000	25,000
	$485,000	$285,000

These bonding requirements ensure that the Company has sufficient financial resources to construct, operate & maintain geothermal wells while safeguarding subsurface, surface and atmospheric resources from unreasonable degradation, and to protect ground water aquifers and surface water sources from contamination. Other future costs of environmental remediation cannot be reasonably estimated and have not been recorded.

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT

Effective May 1, 2008, the Company acquired a production plant and wells located in the San Emidio Desert area north of Reno, Nevada for approximately $4.5 million from Empire Geothermal Power LLC and Michael B. Stewart. The power plant is comprised of four binary cycle units, a wet cooling tower and nine geothermal wells developed in a proven geothermal reservoir. The Company began the expansion of the San Emidio well field with drilling activities that totaled over $1.9 million. The San Emidio well project was still under construction at March 31, 2009.

Construction costs at our project located near Neal Hot Springs, Oregon totaled approximately $2.2 million.

Significant purchases of vehicle furniture and equipment included 3 light trucks, a flow rate separator tank and a rough terrain forklift that amounted to $72,676, $65,415 and $53,450; respectively.

As described in note 14, the Company contributed $300,000 in geothermal and mineral rights to a newly formed company, and the other partner contributed $697,000 in geothermal leases and mineral rights.

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT (Continued)

Property, plant and equipment categories are summarized as follows:

	March 31,
	2009	2008

Land	$384,000	$384,000
Power production plant and improvements	1,329,527	-
Wells	3,617,312	-
Vehicles, furniture and equipment	704,887	402,660
	6,035,726	786,660
Less: accumulated depreciation	(686,471)	(73,980)
	5,349,255	712,680
Construction in progress	7,807,445	3,096,106

	$13,156,700	$3,808,786

The construction in progress consists of development activities at Raft River Unit II, Idaho, Neal Hot Springs, Oregon and San Emidio, Nevada.

Depreciation expense was charged to operations for the years ended March 31, 2009, 2008 and 2007 amounted to $865,057, $56,769 and $16,511; respectively.

NOTE 6 – INTANGIBLE ASSETS

During the year ended March 31, 2009, the Company acquired 28,358 acres of geothermal energy leases and certain ground water rights from Empire Geothermal Power LLC and Michael B. Stewart for approximately $12.1 million. These geothermal energy leases and ground water rights are all located north of Reno, Nevada. Intangible assets are summarized as follows:

	March 31,
	2009	2008

Surface water rights	$4,766,341	$1,146,003
Geothermal water rights	11,670,371	1,903,226
	16,436,712	3,049,229
Less: accumulated amortization	(252,566)	-
	$16,184,146	$3,049,229

Amortization expense was charged to operations for the years ended March 31, 2009, 2008 and 2007 amounted to $252,566, $0 and $0; respectively.

NOTE 7 - CAPITAL LEASE OBLIGATION

Effective November 10, 2008, the Company entered into a capital lease obligation for the purchase of a forklift that is payable in monthly payments of $1,193 including interest to Wells Fargo Equipment, Inc. The contract includes a purchase option of $5,345 at the end of the lease term scheduled for November 2012. The calculated interest rate was 7.37% per annum. The schedule of minimum lease payments is as follows:

Period Ended March 31,	Principal	Interest	Totals

2010	$10,998	$3,318	$14,316
2011	11,837	2,479	14,316
2012	12,736	1,580	14,316
2013	14,372	517	14,889
	$49,943	$7,894	$57,837

NOTE 8 - CAPITAL STOCK

The Company is authorized to issue 250,000,000 shares of common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

During the quarter ended March 31, 2009, the Company verified an adjustment of 5 shares required for entitlement shares to be issued for the stock consolidations of Consolidated Mango (1999) and US Cobalt (2003) shares. These shares remain in escrow until the Consolidated Mango and US Cobalt shares are redeemed for U.S. Geothermal Inc. common shares.

During the quarter ended December 31, 2008, the Company issued 22,134 common shares to an officer of the Company upon exercise of stock options at a strike price of $0.60 CDN.

During the quarter ended June 30, 2008, the Company entered into an agreement with a Canadian investment dealer, in which an underwriter agreed to purchase 4,260,000 units of the Company’s equity interests. Each unit comprised one common share of the Company’s stock and one half of one common share purchase warrant. The initial offering, completed on April 28, 2008, generated gross proceeds $10,011,000 CDN (approximately $10,154,458) at a price of $2.35 CDN per share. Each warrant will entitle the holder the right to acquire one additional common share of the Company for a period of 24 months following the closing of the offering for $3.00 per share. In addition, the Underwriters exercised their option to purchase an additional 2,122,500 units at the issue price of the offering, resulting in the issuance of a total of 6,382,500 units for aggregate gross proceeds of approximately $15 million CDN.

During the quarter ended June 30, 2008, the Company issued 290,000 common shares at a price of $2.70 per share to the Kosmos Company in exchange for a favorable amendment to the existing royalty agreement. The royalty agreement is applicable to the operations of the newly acquired San Emidio plant.

During the quarter ended March 31, 2008, the Company issued 56,667 common shares to officers, employees and consultants upon exercise of stock options at strike prices ranging from $0.72 CDN to $0.90 CDN (average $0.92) .

During the quarter ended December 31, 2007, the Company issued 1,854,141 common shares upon the exercise of 222,550 stock options and 1,631,591 broker compensation options in both U.S. and Canadian dollars. Shares of 15,000 were issued at an exercise price of $2.41. Shares of 1,680,050 were issued at exercise prices that ranged between $0.61 to $1.02 ($0.60 to $1.00 CDN). Shares issued from stock purchase warrants, amounted to 159,091 shares at an exercise price of $2.08.

NOTE 8 - CAPITAL STOCK (Continued)

During the quarter ended December 31, 2007, the Company issued 235,833 common shares to officers, employees and consultants upon exercise of stock options at strike prices ranging from $0.60 CDN to $1.40 CDN (average $1.03) .

NOTE 9 - STOCK BASED COMPENSATION

The Company has a stock option plan (the “Stock Option Plan”) for the purpose of attracting and motivating directors, officers, employees and consultants of the Corporation and advancing the interests of the Corporation. The Stock Option Plan is a 10% rolling plan approved by shareholders in September 2006, whereby the Company can grant options to the extent of 10% of the current outstanding common shares. Under the plan, all forfeited and exercised options can be replaced with new offerings. As of March 31, 2009, the Company can issue stock option grants totaling up to 6,203,388 shares. Options are granted for a term of up to five years from the date of grant. Stock options granted generally vest over a period of eighteen months, with 25% vesting on the date of grant and 25% vesting every six months thereafter. Effective April 1, 2007, all grants will be stated in U.S. dollars. The Company recognizes compensation expense using the straight-line method of amortization. Historically, the Company has issued new shares to satisfy exercises of stock options and the Company expects to issue new shares to satisfy any future exercises of stock options. At March 31, 2009, the Company had 4,239,250 options granted and outstanding.

During the quarter ended March 31, 2009, Company stock options of 188,494 granted to employees and consultants exercisable at a price of $0.60 CDN expired without exercise.

During the quarter ended September 30, 2008, the Company granted 95,000 stock options to employees exercisable at a price of $1.78 until August 9, 2013.

During the quarter ended June 30, 2008, the Company granted 1,505,000 stock options to consultants and employees exercisable at a price of $2.22 until May 19, 2013.

During the quarter ended September 30, 2007, the Company granted 775,000 stock options to consultants and employees exercisable at a price of $2.41 until January 22, 2012.

NOTE 9 - STOCK BASED COMPENSATION (Continued)

The following table reflects the summary of stock options outstanding at March 31, 2007 and changes during the years ended March 31, 2008 and 2009:

		Weighted	Weighted
		Average	Average	Aggregate
	Number of	Exercise	Fair	Intrinsic
	shares under	Price Per	Value	Value
	options	Share	(US)	(US)

Balance outstanding, March 31, 2006	1,065,628	$0.69 CDN	$0.37	$399,146
Forfeited	(145,000)	0.86 CDN	0.62	(90,487)
Exercised	(152,500)	0.63 CDN	0.30	(46,427)
Granted	2,168,000	1.05 CDN	0.99	2,140,719
Balance outstanding, March 31, 2007	2,936,128	$0.96 CDN	$0.82	$2,402,951

Forfeited	(5,000)	1.00 CDN	0.80	(4,000)
Exercised	(806,250)	0.83 CDN	0.63	(511,494)
Granted	775,000	2.41	1.95	1,513,964
Balance outstanding, March 31, 2008	2,899,878	1.35 CDN	1.17	3,401,421
Forfeited	(238,494)	0.98	0.63	(151,013)
Exercised	(22,134)	0.60 CDN	0.28	(6,093)
Granted	1,600,000	2.19	1.22	1,952,000
Balance outstanding, March 31, 2009	4,239,250	$1.62	$1.23	$5,196,315

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model using the assumptions noted in the following table. Expected volatilities are based on historical volatility of the Company’s stock. The Company uses historical data to estimate option volatility within the Black-Scholes model. The expected term of options granted represents the period of time that options granted are expected to be outstanding, based upon past experience and future estimates and includes data from the Plan. The risk-free rate for periods within the expected term of the option is based upon the U.S. Treasury yield curve in effect at the time of grant. The Company currently does not foresee the payment of dividends in the near term.

The fair value of the stock options granted was estimated using the Black-Scholes option-pricing model and is amortized over the vesting period of the underlying options. The assumptions used to calculate the fair value are as follows:

	Year Ended March 31,
	2009	2008	2007

Dividend yield	0	0	0
Expected volatility	71-82%	77-140%	82-149%
Risk free interest rate	1.74-2.23%	1.74-5.10%	3.94-4.2%
Expected life (years)	3.25	3.18	3.36

Changes in the subjective input assumptions can materially affect the fair value estimate and, therefore, the existing models do not necessarily provide a reliable measure of the fair value of the Company’s stock options.

NOTE 9 - STOCK BASED COMPENSATION (Continued)

The following table summarizes information about the stock options outstanding at March 31, 2009:

	OPTIONS OUTSTANDING
			REMAINING	NUMBER OF
EXERCISE		NUMBER OF	CONTRACTUAL	OPTIONS	INTRINSIC
PRICE		OPTIONS	LIFE (YEARS)	EXERCISABLE	VALUE

$ 0.72	CDN	12,500	0.58	12,500	$5,325
0.90	CDN	237,500	0.58	237,500	118,332
1.00	CDN	1,443,000	2.00	1,443,000	1,465,385
1.15	CDN	78,750	2.33	78,750	86,626
1.40	CDN	157,500	2.83	157,500	139,271
1.78		95,000	4.48	47,500	40,586
2.22		1,505,000	4.12	752,500	917,596
2.41		710,000	3.33	710,000	501,598

$ 1.62		4,239,250	2.98	3,439,250	$3,274,719

The weighted average exercise price and remaining contractual term of options currently exercisable as of March 31, 2009 are $1.48 and 2.72 years; respectively.

The following table summarizes information about the stock options outstanding at March 31, 2008:

	OPTIONS OUTSTANDING
			REMAINING	NUMBER OF
EXERCISE		NUMBER OF	CONTRACTUAL	OPTIONS	INTRINSIC
PRICE		OPTIONS	LIFE (YEARS)	EXERCISABLE	VALUE

$ 0.60	CDN	210,628	0.83	210,628	$59,807
0.72	CDN	67,500	1.58	67,500	28,756
0.85	CDN	20,000	3.00	20,000	10,716
0.90	CDN	182,500	1.58	182,500	90,929
1.00	CDN	1,423,000	3.00	1,423,000	1,445,075
1.15	CDN	78,750	3.33	78,750	86,626
1.40	CDN	157,500	3.83	118,125	139,271
2.41		760,000	4.33	380,000	536,922

$ 1.35	CDN	2,899,878	3.12	2,480,503	$2,398,102

NOTE 9 - STOCK BASED COMPENSATION (Continued)

The weighted average exercise price and remaining contractual term of options currently exercisable as of March 31, 2008 are $1.19CDN and 2.93 years; respectively.

A summary of the status of the Company’s nonvested stock options outstanding at March 31, 2007 and changes during the fiscal years ended March 31, 2008 and 2009 are presented as follows:

		Weighted		Weighted
		Average Grant		Average
	Number of	Date Fair Value		Grant Date
	Options	Per Share		Fair Value

Nonvested, March 31, 2006	142,500	$0.69	CDN	$0.37
Granted	2,168,000	1.05	CDN	0.54
Vested	(1,094,000)	0.63	CDN	0.29
Forfeited	(145,000)	0.86	CDN	0.62
Nonvested, March 31, 2007	1,071,500	0.96	CDN	0.82

Granted	775,000	2.41		1.54
Vested	(1,422,125)	2.15		1.37
Forfeited	(5,000)	1.00	CDN	0.80
Nonvested, March 31, 2008	419,375	1.12	CDN	1.43
Granted	1,600,000	2.19		1.22
Vested	(980,881)	2.25		1.26
Forfeited	(238,494)	0.98		0.63
Nonvested, March 31, 2009	800,000	$2.19		$1.20

As of March 31, 2009, there was $546,134 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 1.5 years. The total fair value of shares vested at March 31, 2009 and 2008 was $1,614,789 and $1,903,635; respectively.

Stock Purchase Warrants

At March 31, 2009, broker warrants at an exercise price of $2.34 totalled 191,475 and share purchase warrants at an exercise price of $3.00 remained outstanding. These warrants expire April 28, 2010.

During the quarter ended December 31, 2008, 295,454 broker warrants at an exercise price of $2.08 expired without exercise.

During the quarter ended June 30, 2008, the Company issued 191,475 broker warrants at an exercise price of $2.34 and 3,191,250 share purchase warrants at an exercise price of $3.00 as part of the private placement of 6,382,500 common shares completed April 28, 2008.

At June 30, 2007, 454,545 share purchase warrants at an exercise price of $2.08 were issued to compensate brokers resulting from the private placement of 9,090,900 common shares issued June 5, 2007. During the quarter ended December 31, 2007, stock purchase warrants representing 159,091 common shares at an exercise price of $2.08 were exercised.

NOTE 10 – FAIR VALUE MEASUREMENT

On April 1, 2008, the Company adopted the provisions of SFAS No. 157 related to its financial assets and liabilities measured at fair value on a recurring basis. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

NOTE 10 – FAIR VALUE MEASUREMENT (Continued)

The three levels of the fair value hierarchy defined by SFAS No. 157 are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities. Active markets are those in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

Level 3 – Pricing inputs include significant inputs that are generally unobservable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. Level 3 instruments include those that may be more structured or otherwise tailored to the Company’s needs.

As required by SFAS No. 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

The following table discloses by level within the fair value hierarchy the Company’s assets and liabilities measured and reported on the Consolidated Balance Sheet as of March 31, 2009 at fair value on a recurring basis:

	Total	Level 1	Level 2	Level 3
Assets:
Money market accounts	$3,464,906	$3,464,906	$-	$-
Investment in equity securities	150,169	-	-	150,169
	$3,615,075	$3,464,906	$-	$150,169

On December 14, 2007 the FASB issued a proposed FASB staff position ("FSP") that would amend SFAS 157 to delay its effective date for all non-financial assets and non-financial liabilities, except for those that are recognized or disclosed at fair value in the financial statements on a recurring basis, that is, at least annually. For items within the scope of the proposed FSP the effective date of SFAS 157 would be delayed to fiscal years beginning after November 15, 2008 (fiscal 2010 for the Company) and interim periods within those fiscal years. During February 2008, the FASB confirmed and made effective the FSP. The Company has chosen not to implement SFAS 157 for non-financial assets and non-financial liabilities at this time.

NOTE 10 – FAIR VALUE MEASUREMENT (Continued)

Changes in level 3 assets measured at fair value on a recurring basis for the year ended March 31, 2009:

Amounts
Investment in equity securities:
Balance at March 31, 2008	$-
Purchases	88,515
Realized gains/losses	-
Foreign exchange loss	(34,237)
Unrealized gain included in other comprehensive income	95,891
Balance at March 31, 2009	$150,169

The equity securities purchased in June 2008 are not actively traded on a stock exchange. The change in value was calculated based on a subsequent private placement of the securities in January 2009 which reflected an increased market price for the securities.

NOTE 11 - RELATED PARTY TRANSACTIONS

At March 31, 2009 and 2008, the amounts of $2,491 and $9,218; respectively, are payable to directors and officers of the Company. These amounts are unsecured and due on demand.

The Company’s subsidiary Raft River Energy I, LLC owed the Company $271,475 and $205,033 at March 31, 2009 and 2008; respectively, for operating and maintenance expenses. The receivable balance is comprised of unsecured demand obligations due within twelve months. During the year ended March 31, 2009 and 2008, the Company received the following fees from RREI:

	Years Ended March 31,
	2009	2008	2007
Management fees	$250,000	$62,500	$-
Lease and royalties	97,098	121,742	90,206
	$347,098	$184,242	$90,206

The Company incurred the following transactions with directors, officers and a company with a common director:

	Years Ended March 31,
	2009	2008	2007
Administrative services	$-	$22,321	$20,563
Director fees	60,000	41,250	23,250
Consulting fees	-	16,000	24,000
	$60,000	$79,571	$67,813

NOTE 12 - DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP

The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The material difference in respect to these financial statements between U.S. GAAP and Canadian GAAP is reflected in the recording of Property, Plant and Equipment. Under Canadian GAAP, development and exploration costs associated with the Raft River project (property lease payments, geological consulting fees, well monitoring and permitting, etc.) were recorded as a capital asset. Under U.S. GAAP, these amounts are expensed.

NOTE 12 - DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP (Continued)

As a result of the above, under Canadian GAAP the following line items in the consolidated balance sheets and income statements would have been presented as follows:

Consolidated Balance Sheets	U.S. GAAP March 31, 2009	Canadian GAAP March 31, 2009	U.S. GAAP March 31, 2008	Canadian GAAP March 31, 2008
Plant, Property and Equipment	$29,340,846	$29,781,457	$6,858,015	$7,298,626
Total Assets	51,631,870	52,072,481	40,366,933	40,807,544
Stockholders’ Equity	48,425,218	48,865,829	37,896,260	38,515,831
Total Liabilities and Stockholders’ Equity	$51,631,870	$52,072,481	$40,366,933	$40,807,544

Consolidated Statements of Operations and Comprehensive Loss	U.S. GAAP Year Ended March 31, 2009	Canadian GAAP Year Ended March 31, 2009	U.S. GAAP Year ended March 31, 2008	Canadian GAAP Year ended March 31, 2008
Loss from Operations	$(5,872,659)	$(5,872,659)	$(4,612,863)	$(4,612,863)
Net Loss	$(5,735,747)	$(5,735,747)	$(3,549,186)	$(3,549,186)

NOTE 13 - COMMITMENTS AND CONTINGENCIES

Operating Lease Agreements

The Company has entered into several lease agreements with terms expiring up to December 1, 2034 for geothermal properties adjoining the Raft River Geothermal Property and for Neal Hot Springs. The Company incurred total lease expenses for year ended March 31, 2009, 2008, and 2007 totaled $108,185, $100,128 and $28,698; respectively.

BLM Lease Agreements

Idaho

On August 1, 2007, the Company signed a geothermal resources lease agreement with the United States Department of the Interior Bureau of Land Management (“BLM”). The contract requires an annual payment of $3,502 including processing fees. The primary term of the agreement is 10 years. After the primary term, the Company has the right to extend the contract. BLM has the right to terminate the contract upon written notice if the Company does not comply with the terms of the agreement.

San Emidio

The lease contracts are for approximately 21,905 acres of land and geothermal rights located in the San Emidio Desert, Nevada. The lease contracts have primary terms of 10 years. Per federal regulations applicable for the contracts, the lessee has the option to extend the primary lease term another 40 years if the BLM does not need the land for any other purpose and the lessee is maintaining production at commercial quantities. The leases require the lessee to conduct operations in a manner that minimizes adverse impacts to the environment.

Gerlach

The Gerlach Geothermal LLC assets are comprised of two BLM geothermal leases and one private lease totaling 3,615 acres. Both BLM leases have a royalty rate is based upon 10% of the value of the resource at the wellhead. The amounts are calculated according to a formula established by Minerals Management Service (“MMS”). One of the two BLM leases has a second royalty commitment to a third party of 4% of gross revenue for power generation and 5% for direct use based on BTUs consumed at a set comparable price of $7.00 per million BTU of natural gas. The private lease has a 10 year primary term and would receive a royalty of 3% gross revenue for the first 10 years and 4% thereafter.

NOTE 13 - COMMITMENTS AND CONTINGENCIES (Continued)

Granite Creek

The Company has three geothermal lease contracts with the BLM for the Granite Creek properties. The lease contracts are for approximately 5,414 acres of land and geothermal water rights located in North Western Nevada. The lease contracts have primary terms of 10 years. Per federal regulations applicable for the contracts, the lessee has the option to extend the primary lease term another 40 years if the BLM does not need the land for any other purpose and the lessee is maintaining production at commercial quantities. The leases state annual lease payments of $5,414, not including processing fees, and expire October 31, 2012.

Office Lease

The Company entered into a 3 year lease contract effective January 1, 2008 through January 31, 2011, for general office space for an executive office located in Boise, Idaho. The lease payments are due in monthly installments that start at $5,637 per month and increase annually to $5,981 per month.

The following is the total contracted lease obligations for the next five fiscal years:

Years Ending
March 31,	Amount

2010	$ 143,377
2011	134,258
2012	74,713
2013	49,103
2014	46,599
Thereafter	98,791

Power Purchase Agreements

The Company has signed a power purchase agreement with Idaho Power Company for sale of power generated from its subsidiary Raft River Energy I, LLC. The Company has also signed a transmission agreement with Bonneville Power Administration for transmission of the electricity from this plant to Idaho Power, and from the phase two plants to other purchasers. These agreements will govern the operational revenues for the initial phases of the Company’s operating activities.

The Company signed a power purchase agreement on March 12, 2008 with Eugene Water and Electric Board for the planned phase two power plant at Raft River, Idaho. The agreement allows for variable output up to a maximum of 16 megawatts with a term of 25 years. The agreement is subject to successful drilling and resource development.

As a part of the purchase of the assets from Empire Geothermal Power, LLC and Michael B. Stewart acquisition (“Empire Acquisition”), a power purchase agreement with Sierra Pacific Power Company was assigned to the Company. The contract has a stated expected output of 3,250 kilowatts maximum per hour and extends through 2017. All power produced will be purchased and there are no penalties for not meeting or exceeding expected output levels.

Construction Contract

On December 5, 2005, the Company signed a contract (the “Ormat EPC Agreement”) with Ormat Nevada, Inc. (“Ormat”) for Ormat to construct a 13 megawatt geothermal power plant at Raft River, Idaho. As part of the Agreement, Ormat has guaranteed certain performance specifications and plant components. As of March 31, 2009, the Company retains $75,000 for release to Ormat upon Ormat’s completion of certain punch list items, namely, the repairs to the grounding grid and the reduction of the oversplash of water in the cooling tower. As a result of negotiations, Ormat issued a credit of $200,000 against an outstanding invoice. The Company paid the net amount due less the $200,000 and $75,000 retainage to secure release of a lien on the project filed by Ormat.

NOTE 14 – JOINT VENTURES

Raft River Energy I LLC

Raft River Energy I is a joint venture between the Company and Raft River I Holdings, LLC a subsidiary of Goldman Sachs Group, Inc. An Operating Agreement governs the rights and responsibilities of both parties. At fiscal year end, the Company had contributed approximately $17.9 million in cash and property, and Raft River I Holdings, LLC has contributed approximately $34 million in cash. Profits and losses are allocated to the members based upon contributed capital levels. For income tax purposes, Raft River I Holdings, LLC will receive a greater proportion of the share of losses and other income tax benefits. This includes the allocation of production tax credits, which will be distributed 99% to Raft River I Holdings, LLC and 1% to the Company during the first 10 years of production. During the initial years of operations Raft River I Holdings, LLC will receive a larger allocation of cash distributions.

Gerlach Geothermal LLC

On April 28, 2008, the Company formed Gerlach Geothermal, LLC (“Gerlach”) with our partner, Gerlach Green Energy, LLC (“GGE”). The purpose of the joint venture is the exploration of the Gerlach geothermal system, which is located in northwestern Nevada, near the town of Gerlach. Based upon the terms of the members’ agreement, the company owns a 60% interest and GGE owns a 40% interest in Gerlach Geothermal, LLC. The agreement gives GGE an option to maintain its 40% ownership interest as additional capital contributions are required. If GGE dilutes to below a 10% interest, their ownership position in the joint venture would be converted to a 10% net profits interest. During the quarter end March 31, 2009, the Company contributed $746,000 in cash and $300,000 for a geothermal lease and mineral rights; and the GGE contributed $697,000 of geothermal lease, mineral rights and exploration data.

The consolidated financial statements reflect 100% of the assets and liabilities of Gerlach, and report the current minority interest of GGE. The full results of Gerlach’s operations will be reflected in the statement of operations with the elimination of the minority’s interest identified.

NOTE 15 – PRO FORMA FINANCIAL INFORMATION

With the acquisition of the assets at San Emidio effective May 1, 2008, we are required to report selected information for our consolidated statements of operations on a pro forma basis as if the San Emidio acquisition had been completed at the beginning of the periods being reported on. Selected line item information is as follows:

	For the Three Months Ended,		For the Year Ended,
	March 31,		March 31,
	2009	2008	2009	2008
Energy Sales	$425,056	$380,790	$1,700,222	$1,523,158
Plant Operations	$679,583	$581,386	$2,718,332	$2,325,544
Net Loss	$(244,674)	$(166,117)	$(978,696)	$(664,469)
Loss per share	$(0.00)	$(0.00)	$(0.02)	$(0.01)
Weighted average shares	62,033,884	53,469,527	62,020,474	52,407,704

NOTE 16 – SUBSEQUENT EVENTS

Department of Energy Loan Guarantee

On February 26, 2009, the Company submitted an application for the Neal Hot Springs project to the Department of Energy (“DOE”) Energy Efficiency, Renewable Energy and Advanced Transmission and Distribution Solicitation loan guarantee program under Title XVII of the Energy Policy Act of 2005. The Company was notified that its project application is complete, the power plant technology choice qualifies as new or improved under the program, and the project has been selected to proceed in the project loan process. The Company announced on May 26, 2009, that it has been selected by the DOE to enter into due diligence review on an $85 million project loan for the Neal Hot Springs project located in eastern Oregon. If awarded, the loan is expected to provide 80% of the $106 million estimated total capital cost. The new plant, designed to deliver 22 megawatts of power net to the grid, is scheduled to begin commercial operations in late 2011.

Employee Stock Options

On May 26, 2009, the Company announced the regular annual grant of employee stock options pursuant to its Stock Option Plan to directors, employees and consultants to acquire 1,795,000 shares exercisable at a price of $0.92 per share for a term of 5 years expiring May 26, 2014.

Production Pump at Raft River Energy I, LLC

On June 1, 2009, the production pipe column on a well at Raft River Energy I, LLC failed. This is the pipe that carries the geothermal fluid to the surface and supports the pump weight. The repair process has started and the pipe column and pump have been removed from the well. While the final repair costs have not been determined, initial estimates indicate that repair costs could exceed $600,000. Plant energy production has been reduced due to the failure. If the repair process goes according to plan, the repairs will be completed by June 19, 2009.